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                                                                   EXHIBIT 10.31



                             BAYCORP HOLDINGS, LTD.

                        RETENTION AND INCENTIVE AGREEMENT


         This Agreement is made by and between Baycorp Holdings, Ltd. a Delaware corporation with an address 15 Rye Street, Suite 100, Portsmouth, NH 03801-6805 (the "Company") and Patrycia Barnard an individual with an address of 155 Varney Road, Dover, New Hampshire 03820 (the "Employee" and together with the Company, the "Parties") this 30th day of November, 2001.

         WHEREAS, the Employee is an employee of the Company;

         WHEREAS, the Board of Directors of the Company adopted a Key Employee Retention and Incentive Plan on October 22, 2001 (the "Plan") to provide compensation incentives to key employees and the Board of Directors of the Company; and

         WHEREAS, the Company and the Employee desire that in exchange for the Employee's services to the Company in the course of his employment, the Company grant to the Employee incentive and retention compensation as set forth in the Plan.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

         1. RETENTION BONUS. In the event that the Employee continues to be an employee of the Company through final liquidation of substantially all of the assets of the Company and the approval of a plan of distribution of the Company's assets net liabilities to its shareholders, the Company will pay to the Employee, bonus compensation in an amount equivalent to one (1) year of the Employee's salary at the time of any such liquidation and distribution.

         2. AMENDMENT. This Agreement may be amended only by and instrument in writing signed by the Company and the Employee.

         3. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Hampshire.

         4. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Employee without the prior written consent of the Company. To the extent assignable, this Agreement shall be binding upon, and inure to the benefit of the Company and the Employee, and their heirs, successors and assigns.

         5. NOTICES. All notices under this Agreement shall be mailed or delivered by hand to the Parties at their respective addresses as set forth above, or at such other address as may be set forth in writing by either of the Parties to the other.
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         6. SEVERABILITY. Should any provision of this Agreement be declared invalid, void or unenforceable, all remaining parts, terms and provisions of this Agreement shall remain in full force and effect and shall in no way be invalidated, impaired or affected.

         7. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties. This Agreement supercedes any and all prior agreements and understandings between the parties with respect to their subject matter, except for any prior agreements between the parties or plans providing for employment, bonus, severance or incentive compensation.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       BAYCORP HOLDINGS, LTD.



                                       By:  /s/ Frank W. Getman Jr.
                                            ---------------------------------
                                            Frank W. Getman, President


                                       EMPLOYEE:


                                       /s/ Patrycia Barnard
                                       --------------------------------------
                                       Patrycia Barnard



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